EXHIBIT 21.1

LIST OF SUBSIDIARIES OF

EXCO RESOURCES, INC.

Name of Subsidiary	State of Incorporation
EXCO Services, Inc.	Delaware
EXCO Partners Operating GP, LLC	Delaware
EXCO Partners Operating MLP, LP	Delaware
EXCO USA GP, LLC	Delaware
EXCO Operating USA, LP	Delaware
EXCO Partners GP LP, LLC	Delaware
EXCO Partners GP, LLC	Delaware
EXCO GP Partners Old, LP	Delaware
EXCO Partners OLP GP, LLC	Delaware
EXCO Operating Company, LP	Delaware
Vaughan Holding Company, L.L.C.	Texas
Vernon Gathering, LLC	Delaware
Vaughan DE, LLC	Delaware
EXCO Production Company, LP	Texas
TGG Pipeline, Ltd.	Texas
Talco Midstream Assets, Ltd.	Texas
Garrison Gathering, LLC	Texas
EXCO Mid-Continent MLP, LLC	Delaware
EXCO - North Coast Energy, Inc.	Delaware
EXCO - North Coast Energy Eastern, Inc.	Delaware